                                                                   EXHIBIT 99.16

                  SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of [February __, 2002], among EXCHANGE APPLICATIONS, INC. a Delaware corporation (the "Company"), EXSTATIC SOFTWARE, INC. (f/k/a GINO BORLAND, INC.), a Washington corporation ("eXstatic" and together with the Company, the "Issuers"), and the purchasers (each a "Purchaser" and together, the "Purchasers") identified on the signature page hereto.

                  WHEREAS, the Issuers wish for SVB to enter into the New SVB Facility and to extend additional credit to the Issuers upon the terms and conditions set forth therein.

                  WHEREAS, SVB is only willing to enter into the New SVB Facility if the Purchasers agree to enter into this Agreement and further agree to subordinate their right to repayment of any Drawdowns made hereunder to repayment of the SVB Facilities.

                  WHEREAS, the Issuers believe that it is in their best interest to enter into this Agreement with the Purchasers and wish to induce the Purchasers to enter into this Agreement and agree to subordinate their right to repayment of any Drawdowns made hereunder to repayment of the SVB Facilities.

                  WHEREAS, the Purchasers are willing to enter into this Agreement and commit to fund Drawdowns requested by the Issuers, all upon the terms and subject to the conditions set forth herein and in the other Financing Documents.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Capitalized terms used and not otherwise defined in this Agreement have the meaning ascribed to them below or in the other locations of this Agreement specified below:

                  (a) "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. As used in this definition, the term "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Securities, by contract or otherwise.

                  (b) "Agreement" means this Agreement, as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof.

                  (c) "April 16 Warrants" means the Warrants dated as of April 16, 2001, issued by the Company to Insight.

                  (d) "Business" means the providing of marketing automation and enterprise customer relationship management solutions by the Company and its Subsidiaries.

                  (e) "Business Day" means each day except for Saturday, Sunday, federal holidays and any other state-recognized holidays in the States of New York and Massachusetts.

                  (f)      "By-laws" has the meaning ascribed to such term in
Section 4.1.

                  (g) "Certificate of Incorporation" has the meaning ascribed to such term in Section 4.1.

                  (h) "Claim" means any claim, demand, assessment, judgment, Order, cause of action, or other Proceeding.

                  (i) "Closing" has the meaning ascribed to it in Section 3.2(a)(i).

                  (j)      "Closing Date" has the meaning ascribed to it in
Section 3.2(a)(i).

                  (k) "Collateral" has the meaning ascribed to it in the Security Agreement.

                  (l) "Commission" means the United States Securities and Exchange Commission.

                  (m) "Commission Filings" means all reports, registration statements and other filings filed by the Company with the Commission (and all notes, exhibits and schedules thereto and documents incorporated by reference therein).

                  (n) "Committed Amount" has the meaning ascribed to such term in Section 2.1.

                  (o) "Common Stock" means the common stock, $.001 par value per share, of the Company.

                  (p) "Company" has the meaning ascribed to such term in the preamble.

                  (q) "Company Contracts" has the meaning ascribed to such term in Section 4.8.

                  (r) "Contract" means any written or oral loan contract, agreement, or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order, instrument, permit, concession, franchise or license.

                  (s) "Convertible Debenture Documents" means (i) the Securities Purchase Agreement, the Fifth Amended and Restated Registration Rights Agreement, the Collateral Agency and Intercreditor Agreement and the Security Agreement, each dated as of August 29, 2001, among the Purchasers and the Issuer and certain other investors thereto (ii) the Security

Agreement among InSight and the Issuers dated as of July 26, 2001 and (iii) the Subordination and Collateral Agency Agreement.

                  (t) "Convertible Debentures" means the 12% Senior Secured Convertible Debentures issued by the Company to the Purchasers and certain other Persons on August 29, 2001.

                  (u) "CVR" shall mean the Contingent Value Right issued by the Company to the Purchasers on the Signing, substantially in the form of Exhibit B attached hereto.

                  (v) "Default" has the meaning ascribed to it in the Notes.

                  (w)      "Drawdown" has the meaning ascribed to it in Section
3.2(a).

                  (x)      "Drawdown Request" has the meaning ascribed to it in
Section 3.2(a)(i).

                  (y) "Drawdown Termination Date" means April 25, 2002, unless there is an Event of Default under the New Svb Facility as defined in the New SVB facility.

                  (z) "EBITDA" shall mean the Company's earnings before interest, taxes, depreciation and amortization, each as determined in accordance with generally accepted accounting principles (without giving effect to extraordinary or non-recurring items or non-cash charges).

                  (aa) "Encumbrances" means any liens, charges, encumbrances, claims, options, proxies, pledges, security interests, or other similar rights of any nature.

                  (bb) "Equipment" means all of the Company's present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Company's operations or owned by the Company and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

                  (cc) "Equity Incentive Plans"(1) means the (i) 2000 Customer Analytics Holdings, Inc. Equity Incentive Plan, (ii) 1999 Customer Analytics, Inc. Stock Option and Purchase Plan, (iii) 1999 GBI Stock Acquisition Plan, (iv) 1999 Knowledge Stream Partners, Inc. Stock Option Plan, (v) 1998 Stock Incentive Plan, (vi) 1998 Director Stock Option Plan, (vii) 1998 Employee Stock Purchase Plan and (viii) 1996 Stock Incentive Plan, each as amended, and any other stock option, issuance, appreciation rights or other equity incentive plan for the directors, officers and employees of, and consultants to, the Company, which plan has been approved by the Board or appropriate committee thereof.

                  (dd) "Event of Default" has the meaning ascribed to such term in the Notes.

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(1) Company to update.

                  (ee) "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

                  (ff) "Existing SVB Facility" shall mean the Loan and Security Agreement, dated April 25, 2001, among the Issuers and SVB, as amended.

                  (gg) "eXstatic" has the meaning ascribed to it in the preamble.

                  (hh) "Financing Documents" has the meaning ascribed to such term in Section 4.3.

                  (ii) "Fundamental Documents" means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. The "Fundamental Documents" of the Company are the Certificate of Incorporation and the By-laws.

                  (jj) "GAAP" means United States generally accepted accounting principles, consistently applied.

                  (kk) "Governmental Entity" means any federal, state, municipal, or other government, governmental or quasi-governmental department, commission, board, bureau, agency or instrumentality, any self-regulatory organization or any court or tribunal.

                  (ll) "Guaranty" means any obligation, contingent or otherwise, or any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, including any obligation of such Person direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of payment thereof, (iii) to purchase or otherwise pay for merchandise, materials supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, or (iv) to maintain the working capital, equity capital or other financial statement condition of any primary obligor, provided, however, that the term Guaranty shall not include endorsement of instruments for deposit and collection in the ordinary course of business.

                  (mm) "Indebtedness" of a Person means, with regard to such Person and any Subsidiaries of such person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds debentures, notes or similar instruments, (iii) all reimbursement obligations of such Person with respect to letters of credit and similar instruments, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that "deferred purchase price" in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated), (vi) all obligations secured by (or for which the holder of such

Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such Person under forward sales, futures, options and other similar hedging arrangements (including interest rate hedging or protection agreements), (viii) all Guaranties by such Person of obligations of others, (ix) all capitalized lease obligations of such Person and (x) the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

                  (nn) "Insight" means, collectively, InSight Venture Partners, IV, L.P., InSight Venture Partners (Cayman) IV, L.P., InSight Venture Partners IV (Fund B), L.P. and InSight Venture Partners IV (Co-Investors), L.P., and their respective Affiliates.

                  (oo) "Issuers" has the meaning ascribed to it in the Preamble.

                  (pp) "Law" means any constitution, law, statute, treaty, rule, ordinance, permit, certificate, directive, requirement, regulation or Order (in each case, whether foreign or domestic) of any Governmental Entity.

                  (qq) "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

                  (rr) "Lien" means any security interest, pledge, lien, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option, commitment or other similar arrangement or interest in real or personal property, whether oral or written.

                  (ss) "Liquidity Event" means (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or (ii) any Sale of the Company.

                  (tt) "Loss" means any loss, Liability, Claim, cost, damage, deficiency, Tax, penalty, fine or expense, including interest, penalties, reasonable legal and accounting fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of any indemnifiable event or condition (including derivative actions brought through or in the name of the Company).

                  (uu) "Material Adverse Effect" means, with respect to the Company, a material adverse effect on the business, operations, assets, conditions (financial or otherwise), operating results, Liabilities or prospects of the Company and its Subsidiaries, taken as a whole.

                  (vv)     "Maturity Date" means May 25, 2002.

                  (ww) "MicroStrategy Agreement" means the Payment and Registration Rights Agreement, dated as of December 28, 1999, between the Company and MicroStrategy Incorporated in effect on January 10, 2001 or as amended from time to time.

                  (xx) "New SVB Facility" shall mean the Loan and Security Agreement, dated as of the date hereof, among the Issuers and SVB, as amended substantially in the form of Exhibit G attached hereto.

                  (yy) "Notes" means the Issuers' Senior Secured Notes, substantially in the form of Exhibit A attached hereto.

                  (zz) "Obligations" has the meaning ascribed to it in the Security Agreement.

                  (aaa) "Orders" means judgments, writs, decrees, injunctions, orders, compliance agreements or settlement agreements of or with any Governmental Entity or arbitrator.

                  (bbb) "Payment Instructions" has the meaning ascribed to it in Section 3.2(a)(iii).

                  (ccc)    "Percentage" has the meaning ascribed to it in
Section 3.2(a)(i).

                  (ddd) "Person" shall be construed in the broadest sense and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and any other entity, including a Governmental Entity.

                  (eee) "Proceeding" means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Entity or an arbitrator or administrator.

                  (fff) "Purchaser Indemnified Persons" shall have the meaning ascribed to it in Section 7.2.

                  (ggg) "Purchasers" has the meaning ascribed to such term in the preamble.

                  (hhh) "Representative" of a Person shall be construed broadly and shall include such Person's partners, officers, directors, employees, agents, counsel, accountants and other representatives.

                  (iii) "Sale of the Company" means (i) the sale of all or substantially all of the Company's consolidated assets, (ii) the redemption, recapitalization, issuance, sale or transfer of the outstanding shares of capital stock, voting securities or fully diluted equity securities (including, without limitation, equity securities issuable upon conversion or exercise (as the case may be) of the Convertible Debentures and the exercise of Warrants issued in connection therewith) of the Company, (iii) the merger or consolidation of the Company with another person or entity, in each case, in one or a series of related transactions and, in the case of clauses (ii) and (iii) above under circumstances in which either: (x) the holders of the voting power of the outstanding shares of capital stock and other voting securities of the Company immediately prior to such transaction own less than 65% in voting power of the outstanding shares of capital stock and other voting securities of the Company or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction or (y) the holders of the fully diluted equity securities of the Company immediately prior to such transaction own less than 65% of the fully diluted equity securities of the Company immediately following such transaction. A sale (or multiple sales) of assets of one or more subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the assets or securities) which constitutes all or a substantial portion of the consolidated assets or revenues of the Company shall be deemed to be a Sale of the Company. A series of related sales of equity or voting securities in which either: (x) the holders of the voting power of the outstanding shares of capital stock and other voting securities of the Company immediately prior to the first transaction in such series of related sales own less than 65% in voting power of the outstanding shares of capital stock and other voting securities of the Company immediately following the consummation of any transaction that is part of such series of related sales or (y) the holders of the fully diluted equity securities of the Company immediately prior to the first transaction in such series of related sales own less than 65% of the fully diluted equity securities of the Company immediately following the consummation of any transaction that is part of such series of related sales shall be deemed to be a Sale of the Company.

                  (jjj) "Securities Act" means the Securities Act of 1933, as amended.

                  (kkk) "Securities" means, with respect to any Person, such Person's "securities" as defined in Section 2(1) of the Securities Act and includes such Person's capital stock or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person's capital stock or other equity interests.

                  (lll) "Security Agreement" has the meaning ascribed to it in Section 3.1(a)(iv).

                  (mmm) "Series A Preferred Stock" means the Series A Convertible Redeemable Preferred Stock, $.001 par value per share, of the Company.

                  (nnn) "Shortfall" has the meaning ascribed to it in Section 3.2(a)(ii).

                  (ooo)    "Signing" has the meaning ascribed to such term in
Section 3.1(a).

                  (ppp) "Subject Person" has the meaning ascribed to such term in the definition of "Subsidiary".

                  (qqq) "Subordination and Collateral Agency Agreement" has the meaning ascribed to such term in Section 3.1(a)(iv).

                  (rrr) "Subsidiary" means, at any time, with respect to any Person (the "Subject Person"), (i) any Person of which either (x) more than 50% of the Securities entitled to vote in the election of directors or comparable Persons performing similar functions (excluding Securities entitled to vote only upon the failure to pay dividends thereon or other contingencies) or (y) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person or (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the Subject Person and are recorded on the books of the Subject Person for financial reporting purposes in accordance with GAAP.

                  (sss) "SVB Facilities" shall mean, collectively, the New SVB Facility and the Existing SVB Facility.

                  (ttt)    "SVB" shall mean Silicon Valley Bank.

                  (uuu) "Tax" means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits Taxes, alternative or add-on minimum Taxes, customs duties and other Taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to Tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any).

                  (vvv) "Warrants" means the Warrants to purchase Common Stock issued by the Company to the Investors and certain other Persons on August 29, 2001.

1.2      RULES OF CONSTRUCTION.

         The term "this Agreement" means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. In this Agreement, the term "Best Knowledge" of the Company means actual knowledge of the executive officers of the Company, including Andrew Frawley, J. Chris Wagner, Dan Haley, and Kris Zaepfel, after making reasonable inquiry of the matters in question.(2) The use in this Agreement of the term "including" means "including, without limitation." The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following

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(2) Company to update.

month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

                                   ARTICLE II

                                PURCHASE AND SALE
                              OF THE NOTES AND CVRS

2.1      NOTES AND CVRS.

                  (a) Issuance of the Notes and CVR. At the Signing, and subject to the terms and conditions contained in this Agreement, (i) the Issuers shall issue, sell and deliver to each Purchaser (A) a Note substantially in the form of Exhibit A and (B) a CVR, substantially in the form of Exhibit B, (ii) each Purchaser shall agree to fund Drawdowns under its Note requested by the Issuers, on one or more Closing Dates, up to the aggregate amount set forth opposite such Purchaser's name on Schedule I hereto under the heading "Committed Amount" (the "Committed Amounts"). Each such Drawdown to occur on a Closing Date shall be subject to the satisfaction of each of the conditions set forth in
Article III. The Issuers' agreement with each Purchaser is a separate agreement, each Purchaser's Committed Amount is a separate obligation and the sale of Notes and CVRs to each Purchaser is a separate sale. Notwithstanding anything contained herein to the contrary, the aggregate amount of all Drawdowns under all Notes shall not exceed $4,000,000. Each Issuer shall be jointly and severally liable for all of the monetary and other obligations of the Issuers under this Agreement and each other Financing Document. The Company and the Purchasers agree not to accrue any expense or income, for federal, state or local income tax purposes, relating to the CVRs until one or more CVR Contingencies have been satisfied and each CVR is fully exercisable by the Purchasers. The obligations of the Purchaser hereunder shall automatically terminate on the Drawdown Termination Date.

                  (b) Use of Proceeds. The Issuers shall use the proceeds of all Drawdowns solely to pay outstanding principal Indebtedness under the New SVB Facility and to reimburse the Purchasers' expenses as contemplated in
Section 8.15 hereof and for no other uses or purposes whatsoever.

                                  ARTICLE III

                THE CLOSING; DELIVERY OF DOCUMENTS AT THE CLOSING

3.1      THE SIGNING.

                  (a) Simultaneously with the execution and delivery of this Agreement by all parties hereto (the "Signing") the Issuers shall deliver to the Purchasers (and at each Closing shall deliver 3.1(a)(x) and 3.1(a)(xi) only):

                           (i) the Notes, which Notes shall have been duly authorized, executed and delivered by the Issuers and shall be in full force and effect and enforceable against the Issuers in accordance with their terms;

                           (ii) the CVRs, which CVRs shall have been duly authorized, executed and delivered by the Issuers and shall be in full force and effect and enforceable against the Issuers in accordance with their terms;

                           (iii) the opinion of Bingham Dana LLP, counsel to the Company, addressed to the Purchasers, dated as of the closing, in substantially the form attached hereto as Exhibit F;

                           (iv) the Security Agreement in substantially the form attached hereto as Exhibit C (the "Security Agreement") and the Subordination and Collateral Agency Agreement in substantially the form attached hereto as Exhibit D (the "Subordination and Collateral Agency Agreement"), and any other Financing Document, if any, each of which shall have been duly authorized, executed and delivered by the Issuers and the other parties thereto (other than the Purchasers) and shall be in full force and effect and enforceable against the Issuers and the other parties thereto in accordance with its terms;

                           (v) all consents, approvals, authorizations, filings and notices required to consummate the transactions contemplated hereby shall have been obtained, made or given and shall be in full force and effect, including, without limitation, all required consents under the SVB Facilities and the Convertible Debenture Documents;

                           (vi) receipt of revised cash flow budget through June 30, 2002, acceptable to the Purchasers;

                           (vii) evidence satisfactory to the Purchasers of the filings of all UCC-1 Financing Statements and any other required security interest filings recordings, and other actions, necessary or advisable to the Purchasers with a perfected security interest in the Collateral (as defined in the Security Agreement);

                           (viii) a certificate of the Secretary or an Assistant Secretary of each Issuer, dated as of the Closing and certifying on behalf of such Issuer: (A) that attached thereto is a true, correct and complete copy of each of the Fundamental Documents of such Issuer as in effect on the date of such certification; (B) that attached thereto is a true, correct and complete copy of all resolutions adopted by the Board of Directors (and any committees thereof) of such Issuer authorizing (1) the execution, delivery and performance of the Financing Documents, and (2) the issuance, sale and delivery of the Notes and CVRs, and that all such resolutions in (1) and (2) are in full force and effect; and (C) the incumbency and specimen signature of all officers of such Issuer executing the Financing Documents, and any certificate or instrument furnished pursuant hereto;

                           (ix) a certification by another officer of each Issuer as to the incumbency and signature of the officer signing the certificate referred to in clause (viii);

                           (x) a telegram, telex or other acceptable method of confirmation from the Secretaries of State of the States of Delaware and Massachusetts dated no more than five business days prior to the date hereof as to the due incorporation and continued good standing of the Company and from the Secretary of State of the State of Washington as to the due incorporation and continued good standing of eXstatic, as applicable;

                           (xi) such documents, agreements and instruments as may be reasonably requested by the Purchasers and any other information with respect to the operations and affairs of the Company and its Subsidiaries as the Purchasers may reasonably request; and

                           (xii) a duly executed copy, by all parties thereto, of the New SVB Facility, in substantially the form attached hereto as Exhibit G.

                  (b) The obligation of the Issuers to issue, deliver and sell the Notes and the CVRs at the Signing is subject to the Company's receipt of all consents, approvals, authorizations, filings and notices required to consummate the transactions contemplated hereby, including, without limitation, the consent of SVB.

3.2      DRAWDOWNS.

                  (a) From and after the Signing to and including the Drawdown Termination Date, the Company shall have the right to request that the Purchasers purchase drawdowns under the Notes hereto (each such drawdown, a "Drawdown"); provided, that the Company shall not request aggregate Drawdowns from any Purchaser in excess of such Purchaser's Committed Amount set forth opposite such Purchaser's name in Schedule I attached hereto. The procedures and conditions for any Drawdown shall be as follows:

                           (i) At least [ten (10)] Business Days prior to any proposed Closing, the Company shall provide written request (a "Drawdown Request") to each Purchaser of the Company's request for a Drawdown, such request to include (A) the date of the proposed Drawdown (such date, subject to the satisfaction of all required conditions, the "Closing Date"; and such Drawdown, upon actual funding thereof, the "Closing,"), (B) the amount of such Drawdown, which shall not, in the case of any Purchaser, exceed such Purchaser's Percentage of the aggregate amount of all such requested Drawdowns irrespective of whether the other Purchasers comply with their obligations to fund such Drawdown Request (such obligations of the Purchasers being several and not joint). The "Percentage" for each Purchaser shall mean the percentage set forth opposite such Purchaser's name under the heading "Percentage" on Schedule I attached hereto;

                           (ii) Together with each Drawdown Request, the President or Chief Executive Officer of the Company shall deliver a certificate to the Purchasers certifying: (A) that SVB is entitled to a scheduled payment of principal (including at maturity) of the New SVB Facility, (B) that SVB has made written demand to the Company for such payment of principal under the New SVB Facility, and the date that such payment was due has occurred, (C) that the Company has used commercially reasonable efforts to either negotiate an extension or deferral of the New SVB Facility or to obtain additional financing that would enable it to repay its obligations to SVB under the New SVB Facility, (D) that notwithstanding such efforts, the Issuers do not have sufficient cash and liquid assets to pay the amount required to be paid under the New SVB Facility, (E) a detailed calculation, reasonably satisfactory to the Purchasers, demonstrating (1) all available cash on hand and expected receipts, (2) the aggregate fair market value of all liquid assets, (3) the amount of any additional financing or other funding sources available to make such payment under the New SVB Facility, (4) the shortfall amount (the "Shortfall") with respect to such principal payment and (5) that the aggregate amount of the requested Drawdown does not exceed the amount of such Shortfall; and

                           (iii) Together with each Drawdown Request, the President or Chief Executive Officer of the Company shall deliver irrevocable written payment instructions (the "Payment Instructions"), acknowledged by SVB, to the Purchasers, pursuant to which (A) the Company shall direct the Purchasers to pay the proceeds of such Drawdowns (net of the fees and expenses (and any prior unpaid fees and expenses) that such Purchaser is entitled to withhold pursuant to
         Section 8.15 hereof) directly to SVB to make the scheduled payment (or portion thereof) required to be paid under the New SVB Facility, and
         (B) SVB shall acknowledge the amount of the scheduled payment of principal (or portion thereof) then due and owing to it and remaining unpaid, together with wire transfer instructions for the payment of such Shortfall.

                  (b) Subject to: (v) the Company's delivery, at each Drawdown, of the items required to be delivered pursuant to Section 3.1(a)(x) and 3.1(a)(xi), (w) the satisfaction or continuing satisfaction of the provisions set forth in clause (a) above and the other terms and conditions hereof (including, without limitation, Section 3.1(a)), (x) each of the representations and warranties set forth in Article IV being true and correct as of the date hereof and as of each Closing Date, (y) no Default or Event of Default existing and being continuing, on the Closing Date, and (z) the Drawdown Termination Date not having occured:

                           (i) each Purchaser shall purchase a Drawdown under the Notes from the Issuers in an amount equal to such Purchaser's Percentage of the Drawdown being requested by the Issuers for such Closing, by funding in accordance with the Payment Instructions; and

                           (ii)     each Purchaser shall be entitled to update
         Schedule I to the Note issued to it at the Signing to add the amount of the Drawdown that such Purchaser is purchasing at such Closing.

                  (c) The Notes do not constitute a revolving loan and any amounts repaid or prepaid under the Notes may not be reborrowed.

                  (d) Each Closing shall take place no earlier than (10) days after the Company's delivery of a Drawdown Request at the offices of O'Sullivan LLP, 30 Rockefeller Plaza, New York, New York 10112, or at such other time as the parties to such Closing shall mutually agree.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE ISSUERS

         Each Issuer hereby represents and warrants to each of the Purchasers as follows:

4.1      ORGANIZATION, POWER, AUTHORITY AND GOOD STANDING.

         Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite corporate or other power and authority to own, lease and operate its properties and other assets and to carry on its business as presently conducted and as proposed to be conducted. Each of the Company and its Subsidiaries is duly qualified and in good standing to transact business as a foreign Person in those jurisdictions listed on Schedule 4.1, which constitute all the jurisdictions in which the character of the property owned, leased or operated by the Company or such Subsidiary or the nature of the activities conducted by the Company or such Subsidiary makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. eXstatic is a wholly owned subsidiary of the Company. The Company has delivered to the Purchasers a correct and complete copy of the Amended and Restated Certificate of Incorporation of the Company in effect on the date hereof (the "Certificate of Incorporation"). A copy of the Amended and Restated By-laws of the Company in effect on the date hereof (the "By-laws") is filed as an exhibit to the Commission Filings.

4.2      CAPITALIZATION.(3)

                  (a) Immediately upon consummation of the Closing, the authorized, issued and outstanding capital stock of the Company shall consist of:

                           (i) 10,000,000 shares of Preferred Stock, of which 5,330,000 are designated as Series A Preferred Stock and 5,325,645 are validly issued and outstanding, fully paid and nonassessable; and

                           (ii)     150,000,000 shares of Common Stock, of
         which:

                           (A) [________] shares are validly issued and outstanding, fully paid and nonassessable;

                           (B) [________] shares shall be reserved for issuance upon conversion of the Series A Preferred Stock;

                           (C) [________] shares are reserved as issuance upon conversion of the Convertible Debentures;

                           (D) [________] shares shall be reserved for issuance upon exercise of the Warrants;

                           (E) 1,179,337 shares are reserved for issuance upon exercise of the April 16 Warrant;

                           (F) [366,565] shares are reserved as treasury shares; and

----------

(3) Company to update.

                           (G) [ ] shares are reserved for issuance in accordance with the Equity Incentive Plans.

                  (b) The Company agrees that the Capitalization Table attached hereto as Exhibit H accurately reflects the capitalization of the Company.

                  (c) Except as contemplated by the Financing Documents or as otherwise set forth on Schedule 4.2, there are, and immediately after consummation of the Closing there will be, no (i) outstanding warrants, options, agreements, convertible Securities or other commitments or instruments pursuant to which the Company is obligated to issue, sell or otherwise transfer any Securities or (ii) preemptive or similar rights to purchase or otherwise acquire Securities of the Company pursuant to any provision of Law, the Company's Fundamental Documents or any Contract to which the Company is a party.

                  (d) All Securities issued by the Issuers have been issued in transactions in accordance in all material respects with applicable state and federal Laws governing the sale and purchase of Securities.

4.3      AUTHORIZATION OF AGREEMENT, ETC.

         Each Issuer has all requisite corporate power and authority to execute and deliver this Agreement, the Notes, the CVRs, the Subordination and Collateral Agency Agreement and the Security Agreement and any and all other documents and instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such agreement and all related transactions (collectively, the "Financing Documents") and to perform its obligations under and to consummate the transactions contemplated by each such Financing Document. The execution, delivery and performance by each Issuer, of each Financing Document to which it is a party and the issuance, sale and delivery of the Notes and the CVRs has been duly authorized by all requisite corporate action by each Issuer, and this Agreement and each other Financing Document has been duly executed and delivered by each Issuer. No other corporate or stockholder action on the part of any Issuer, is necessary for such authorization, execution and delivery. Each of the Financing Documents constitutes a legal, valid and binding obligation of each Issuer, enforceable against each Issuer, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting creditors' rights and remedies generally, and subject, in the case of enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

4.4      NO CONFLICTS.

         Except as otherwise disclosed on Schedule 4.4, the execution, delivery and performance by each Issuer, of this Agreement and each of the other Financing Documents, the issuance, sale and delivery of the Notes and the CVR and compliance with the provisions hereof and thereof by such Issuer, does not or will not, (a) violate any provision of Law or any Order applicable to any Issuer or any of its properties or assets or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any Encumbrance upon any of the properties or assets of any Issuer or, except as previously disclosed in writing to each of the Purchasers, any Company Contract to which it is a party or (c) conflict with or violate any provision of the Fundamental Documents of any Issuer currently in effect.

4.5      APPROVALS.

         No permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance by each Issuer, of each Financing Document to which it is a party.

4.6      COMMISSION FILINGS; FINANCIAL STATEMENTS.

                  (a) The Company has filed all Commission Filings that it has been required to file with the Commission under the Securities Act and the Exchange Act. As of the respective dates of their filing with the Commission, or the date of any amendment thereto filed on or prior to the date hereof, the Commission Filings complied as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the historical consolidated financial statements of the Company (including any related notes or schedules) included in the Commission Filings was prepared in accordance with GAAP (except as may be disclosed therein), and complied in all material respects with the rules and regulations of the Commission. Such financial statements fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments). Except as set forth or reflected in the Commission Filings filed prior to the date hereof or as set forth on Schedule 4.6, neither the Company nor any of its Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.7      PRIVATE OFFERING.

         Assuming the accuracy of the representations of the Purchasers in
Section 5.2, the offering, sale, issuance and delivery by the Issuers of the Notes and the CVR are exempt from the registration and prospectus delivery requirements of the Securities Act and applicable state securities laws and the rules and regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries, nor any Person acting on behalf of such Person, has offered or sold or will offer or sell any Securities, or has taken or will take any other action (including, without limitation, any offering of any Securities of the Company under circumstances that would require, under the Securities Act or any applicable blue-sky laws, the integration of such offering with the transactions contemplated by this Agreement), which would subject the transactions contemplated by this Agreement to the registration provisions of the Securities Act.

4.8      CERTAIN CONTRACTS.

         All material Contracts to which the Company or any of its Subsidiaries is a party or may be bound that are required by Item 610(b)(10) of Regulation S-K to be filed as exhibits to, or incorporated by reference in, the Company's Form 10-K or the Company's Form 10-Q are referred to herein as "Company Contracts". All Company Contracts are legal, valid and binding and in full force and effect on the date hereof except as set forth on Schedule 4.8A, to the extent they have previously expired in accordance with their terms or to the extent such failure to be so legal, valid and binding would not reasonably be expected to have a Material Adverse Effect and, except as set forth on Schedule 4.8B, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Company Contract, except for defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.9      INTELLECTUAL PROPERTY RIGHTS.

                  (a) To the Company's Best Knowledge, each of the Company and its Subsidiaries owns or is licensed to use all trademarks, copyrights, service marks, and applications and registrations therefor, and all trade names, domain names, web sites, customer lists, trade secrets, proprietary processes and formulae, inventions, know-how, other confidential and proprietary information, and other industrial and intellectual property rights necessary to permit each of the Company and its Subsidiaries to carry on its business as presently conducted. To the Company's Best Knowledge, each of the Company and its Subsidiaries has the right to bring infringement actions with respect to all trademarks, copyrights, service marks, trade names, domain names, trade secrets, proprietary processes and formulae, inventions, know how and other confidential and proprietary information that it owns. Except as otherwise disclosed in
Schedule 4.9, all registered patents, copyrights, trademarks, and service marks owned by the Company and its Subsidiaries are in full force and effect and are not subject to any taxes or maintenance fees. Except as otherwise disclosed in
Schedule 4.9, there is no pending or, to the Best Knowledge of the Company, threatened Claim or litigation against the Company or any Subsidiary contesting the right to use its intellectual property rights, asserting the material misuse of any thereof, or asserting the material infringement or other material violation of any intellectual property right of a third party. All inventions and know-how conceived by employees of the Company or its Subsidiaries and used by the Company and its Subsidiaries in the business of the Company and its Subsidiaries as currently conducted are owned by the Company or its Subsidiaries. Except as disclosed on Schedule 4.9, each of the Company and its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality, and value of its trade secrets, proprietary processes, formulae, inventions, know-how and other confidential and proprietary information.

                  (b) Except as otherwise disclosed in Schedule 4.9, no Proceedings or Claims in which the Company or any Subsidiary alleges that any Person is materially infringing upon, or otherwise materially violating, any patents, trademarks, copyrights, service marks, and applications and registrations therefor are pending, and none have been served by, instituted or asserted by the Company or any Subsidiary, nor are any Proceedings or Claims threatened alleging any such material violation or material infringement, nor does the Company or any Subsidiary know of any valid basis for any such Proceedings or Claims.

4.10     LITIGATION OTHER PROCEEDINGS OR CLAIMS.

         Except as set forth on Schedule 4.10, there are no (i) Proceedings or Claims pending against or initiated by the Company or any Subsidiary or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, whether at law or in equity, whether civil or criminal in nature, except for Proceedings or Claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (ii) material Orders with respect to the Company or any Subsidiary.

4.11     TERMINATION OF EMPLOYMENT.

         To the Company's Best Knowledge, except as set forth on Schedule 4.11 no executive officer or key employee, or any group of key employees, intends to terminate their employment with the Company or any Subsidiary, nor does the Company or any Subsidiary have a present intention to terminate the employment of any officer, key employee or group of key employees.

4.12     BROKERS.

         Neither the Company nor any of its Subsidiaries have employed or otherwise retained any broker or finder in connection with the transactions contemplated by this Agreement.

4.13     REGISTRATION RIGHTS.

         Except as contemplated by the Fifth Amended and Restated Registration Rights Agreement and except as set forth on Schedule 4.13, no Person has any right to cause the Company to effect the registration under the Securities Act of any shares of Common Stock or any other Securities of the Company.

4.14     NO MATERIAL BREACH

         Neither of the Issuers is in breach of, or default under, any material contract, including, but not limited to, the Existing SVB Facility and the Convertible Debenture Documents.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser hereby represents and warrants to the Company, as to itself only, as follows:

5.1      AUTHORIZATION OF THE FINANCING DOCUMENTS.

         Such Purchaser has the requisite power and authority (corporate or otherwise) to execute, deliver and perform the Financing Documents to which it is a party and the transactions contemplated thereby, and the execution, delivery and performance by such Purchaser of the

Financing Documents to which it is a party have been duly authorized by all requisite action by such Purchaser and each such Financing Document, when executed and delivered by such Purchaser, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting creditors' rights and remedies generally, and subject, in the case of enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

5.2      INVESTMENT REPRESENTATIONS.

                  (a) The Notes and the CVRs to be purchased by such Purchaser hereunder are being acquired for its own account, for investment and not with a view to the distribution thereof in violation of the Securities Act or applicable foreign or state securities Laws.

                  (b) Such Purchaser understands that (i) the Notes and the CVRs have not been, registered under the Securities Act or applicable foreign or state securities Laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and applicable foreign and state securities Laws and (ii) the Notes and the CVRs, may not Transfer such Securities to a third party (other than an Affiliate) unless a subsequent disposition thereof is registered under the Securities Act and applicable foreign and state securities Laws or is exempt from registration thereof. Such Purchaser is an "accredited investor" (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

                  (c) Such Purchaser has had a reasonable time prior to the date hereof to ask questions and receive answers concerning the terms and conditions of the offering of the Notes and the CVRs, and to obtain any additional information which the Company possesses or could acquire without unreasonable effort or expense, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies as to enable such Purchaser to understand and evaluate the risks of such investment and form an investment decision with respect thereto.

                  (d) If such Purchaser is not an Affiliate of Insight, such Purchase is not relying on any representation, warranty, statement, document, act (including the fact that Insight is an investor in the Company and a Purchaser) or investment expertise of Insight in making such Purchaser's decision to purchase the Notes and the CVRs. In addition to making the above representation and warranty to the Company, each Purchaser hereby makes such representation and warranty to Insight.(4)

                  (e) Such Purchaser has not employed or otherwise retained any broker or finder in connection with the transactions contemplated by this Agreement.

----------

(4) Only applicable if Non-Insight investors participate.

                                   ARTICLE VI

                             POST-CLOSING COVENANTS

6.1      AMENDMENTS TO DEBT DOCUMENTS.

                  Neither the Company nor any of its Subsidiaries shall or shall permit any change, amendment, supplement or other modification of any terms of either of the SVB Facilities, or related documents without the prior consent of the Purchasers who have committed at least 51% of the Committed Amounts and funded Drawdowns.

6.2      FINANCIAL AND OTHER COVENANTS.

                  (a) Insurance. The Issuers shall, at all times insure their tangible personal property Collateral in the amount of not less than Ten Million Dollars ($10,000,000.00) and carry such other business insurance, with insurers reasonably acceptable to the Purchasers, in such form and amounts as the Purchasers may reasonably require, and the Issuers shall provide evidence of such insurance to the Purchasers, so that the Purchasers is satisfied that such insurance is, at all times, in full force and effect. All such insurance policies shall name the Purchasers as additional loss payees and shall contain a lenders loss payee endorsement(5) in form reasonably acceptable to the Purchasers. Upon receipt of the proceeds of any such insurance, the Purchasers shall apply such proceeds to the Obligations as the Purchasers shall determine in their discretion, except that, provided no Default or Event of Default has occurred and is continuing, the Purchasers shall release to the Company insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by the Issuers for the replacement of the Equipment with respect to which the insurance proceeds were paid. The Purchasers may require reasonable assurance that the insurance proceeds so released will be so used. If the Issuers fails to provide or pay for any insurance, the Purchasers may, but is not obligated to, obtain the same at the Issuers' expense. The Issuers shall promptly deliver to the Purchasers copies of all reports made to insurance companies.

                  (b) Litigation Cooperation. Should any third-party Proceeding be instituted by or against the Purchasers with respect to any Collateral or in any manner relating to the Issuers, the Issuers shall, without expense to the Purchasers, make available the Issuers and their respective officers, employees and agents and the Issuers' books and records, to the extent that the Purchasers may deem them reasonably necessary in order to prosecute or defend any such Proceeding.

                  (c) No Impairment. The Company shall take all action necessary to obtain all approvals and consents necessary for it to satisfy all of its obligations under this Agreement, the Notes and the CVRs.

                  (d) Application of Proceeds. Each of the parties hereto agrees that all repayments of the Notes (including any premium and/or accrued interest thereon) by the Issuers will be paid

----------
pro rata to the holders of the Notes based upon the principal amount then outstanding to each of such parties.

                  (e) Senior Debt. Neither the Issuers, nor any of their subsidiaries, will incur any Indebtedness that is senior in any way in right of payment to the Purchasers' right to repayment of the Notes without the consent of Purchasers who have committed to purchase at least 51% of the principal amount of the Notes.

                                   ARTICLE VII

                                 INDEMNIFICATION

7.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS, ETC.

         All statements contained in any of the Financing Document or any closing certificate delivered by the Company, the Issuers, or the Purchasers pursuant to this Agreement shall constitute representations and warranties by the Issuers, or the Purchasers, as applicable, under this Agreement. Notwithstanding any investigation made at any time by or on behalf of any party hereto, all representations and warranties contained in this Agreement or made in writing by or on behalf of the Issuers or any Purchaser, as applicable, in connection with the transactions contemplated by this Agreement shall survive the Signing and each Closing until the date that the Notes and the CVRs have been paid in full. All agreements and covenants contained in this Agreement or made in writing by or on behalf of the Issuers, or any Purchaser, as applicable, in connection with the transactions contemplated by this Agreement shall survive the Closing indefinitely or until they are earlier terminated by their terms.

7.2      INDEMNIFICATION.

                  (a) In addition to all other rights and remedies available to the Purchasers, the Issuers shall indemnify, defend and hold harmless each Purchaser and its Affiliates and their respective partners, officers, directors, employees, agents and representatives (together with such Purchaser, the "Purchaser Indemnified Persons") against all Losses in connection with or arising from any Claim asserted against any Person (whenever made) resulting from or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with (A) the status, or conduct of the Business and affairs of, the Issuers, (B) the execution, delivery and performance by the Issuers of this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby or (C) any actions taken by or omitted to be taken by any of the Purchaser Indemnified Persons in connection with this Agreement and the other Financing Documents or the transactions contemplated hereby and thereby, except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of the Purchaser Indemnified Persons.

                  (b) All indemnification rights hereunder shall survive indefinitely the execution and delivery of the Financing Documents and the consummation of the transactions contemplated herein and therein, notwithstanding any inquiry or examination made for or on behalf of, or any knowledge of any of the Purchasers and/or any of the other Purchaser Indemnified Persons or the acceptance by any such Purchaser of any certificate or opinion.

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1      PARTIES IN INTEREST; THIRD PARTY BENEFICIARIES ASSIGNMENT.

         This Agreement shall bind and inure to the benefit of the Issuers, the Purchasers and their respective successors and assigns. Insight is an intended third party beneficiary of the Purchasers' representations and warranties to the Company set forth in Section 5.2(d)(6) hereof. No party hereto may assign this Agreement, any other Financing Document or any of its rights, interests or obligations hereunder or thereunder without the prior written consent of the other parties; provided, however, that each Purchaser may assign any of its rights under this Agreement, any other Financing Document or any other document or investment contemplated hereby to any Affiliate, member or limited partner of such Purchaser.

8.2      ENTIRE AGREEMENT.

         This Agreement, each other Financing Document and the other writings and agreements referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

8.3      PUBLIC ANNOUNCEMENTS.

         Except as otherwise required by Law or by the rules of NASDAQ, so long as this Agreement is in effect, neither the Company (or any of its Subsidiaries) nor the Purchasers, will issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. The Issuers and the Purchasers will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

8.4      NOTICES.

         All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by internationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

                  (a)      if to the Issuers, to:

----------

(6) Only applicable if non-Insight investors participate.

                           Exchange Applications, Inc.
                           89 South Street
                           Boston, MA 02111
                           Attention:       Andrew J. Frawley
                           Telephone:       (617) 737-2244
                           Telecopy:        (617) 443-9143

                  with a copy to:

                           Bingham Dana LLP
                           399 Park Avenue
                           New York, N.Y. 10022-4689
                           Attention:       Neil W. Townsend, Esq.
                           Telephone:       (212) 318-7722
                           Telecopy:        (212) 752-5378

                  (b) If to Purchaser, to the address for such Purchaser set forth on Schedule I hereto.

or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance with the provisions of this Section 8.4. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of internationally-recognized overnight courier, on the next business day after the date when sent and (iii) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

8.5      AMENDMENTS.

         This Agreement may not be modified or amended, or any of the provisions hereof waived, except by written agreement of the Issuers and the Purchasers who have committed at least 51% of the Committed Amounts.

8.6      COUNTERPARTS.

         This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7      HEADINGS.

         The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8      GOVERNING LAW.

                  (a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic

Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily or necessarily apply.

                  (b) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

8.9      NO THIRD PARTY RELIANCE.

         Anything contained herein to the contrary notwithstanding, the representations and warranties of the Issuers contained in this Agreement (a) are being given by the Issuers as an inducement to the Purchasers to enter into this Agreement and the other Financing Documents (and the Issuers acknowledge that the Purchasers have expressly relied thereon) and (b) are solely for the benefit of the Purchasers. Accordingly, no third party (including, without limitation, any holder of Securities of the Issuers) or anyone acting on behalf of such third party (other than the Purchasers) shall be a beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Purchasers or the Issuers with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Agreement or otherwise.

8.10     SUBMISSION TO JURISDICTION.

         Any Proceeding with respect to this Agreement or the other Financing Documents may be brought in the courts of the State of New York and the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Issuer hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Issuer hereby irrevocably waives, in connection with any such action or Proceeding, any objection, including, without limitation, any objection to the venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or Proceeding in such respective jurisdictions. Each Issuer hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address as set forth herein. Nothing herein shall affect the right of the Purchasers to serve process in any other manner permitted by Law or to commence Proceedings or otherwise proceed against the Issuers in any other jurisdiction.

8.11     EXTENSION; WAIVER.

         The parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and any such waiver shall not operate or be construed as a waiver of any subsequent breach by the other party; provided, however, that the Purchasers who have committed at least 51% of the Committed Amounts shall be entitled to execute and deliver any waiver on behalf of all Purchasers.

8.12     SEVERABILITY.

         It is the desire and intent of the parties that the provisions of this Agreement and the other Financing Documents be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement and the other Financing Documents would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement and the other Financing Documents or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement and the other Financing Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

8.13     INDEPENDENCE OF AGREEMENTS.

         All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of the representation and warranty first referred to in this sentence.

8.14     ACTIONS OF REPRESENTATIVES.

                  A decision, act, consent or instruction of the Company in respect of any action hereunder shall constitute a decision of any Issuer and shall be final, binding and conclusive upon each such Issuer and the Purchasers may rely upon any decision, act, consent or instruction of the Company hereunder as being the decision, act, consent or instruction of each and every such Issuer. Notice delivered to the Company shall for all purposes constitute notice to all Issuers. The foregoing shall be binding upon all Issuers and all transferees and assignees thereof.

8.15     EXPENSES.

         The Issuers agree to pay, and hold the Purchasers and/or their representatives harmless against, as incurred, all liability for the payment of
(i) the actual, out-of-pocket costs and expenses incurred by the Purchasers (A) at or prior to Signing, and at or prior to each Closing, in connection with the transactions contemplated hereby, including, without limitation, all fees and expenses of counsel, accountants and other advisors, in connection with the preparation of the Financing Documents, the purchase of the Notes and the CVRs, each Drawdown by the Company and the consummation of all of the transactions contemplated by the Financing Documents, which shall be payable at the Signing, and at each Closing and may be netted from the wire transfer as contemplated by
Section 3.2(a)(iii), (ii) the reasonable costs and expenses (including fees and expenses of counsel, accountants and other advisors) incurred by the Purchasers in connection with any amendment or waiver of, or enforcement of, any Financing Documents, (iii) any costs reasonably incurred by the Purchasers in rendering assistance to the Company or any of its Subsidiaries, to the extent the Company or such Subsidiary requested such assistance (it being understood that the Purchasers are not obligated to render, and may charge additional fees for, such assistance), (iv) the reasonable fees and expenses incurred by the Purchasers in any filing with any governmental authority with respect to its investment in the Issuers or in any other filing with any governmental authority with respect to the Company or any of its Subsidiaries that mentions the Purchasers or their affiliates, and (v) any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery and performance of any of the Financing Documents or any modification, amendment or alteration of any of the Financing Documents, and all issue taxes in respect of the issuance of any Notes or the CVRs.

                                    * * * * *

                  IN WITNESS WHEREOF, each of the undersigned has duly executed this Securities Purchase Agreement as of the date first written above.

                                    ISSUERS:

                                    EXCHANGE APPLICATIONS, INC.


                                    By:  _______________________________________
                                         Name:  F. Daniel Haley
                                         Title:  Chief Financial Officer



                                    EXSTATIC SOFTWARE, INC.


                                    By:  _______________________________________
                                         Name:  F. Daniel Haley
                                         Title:  Chief Financial Officer

                  IN WITNESS WHEREOF, each of the undersigned has duly executed this Securities Purchase Agreement as of the date first written above.

                                    PURCHASERS:

                                    INSIGHT VENTURE PARTNERS IV, L.P.
                                    INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.
                                    INSIGHT VENTURE PARTNERS IV
                                    (FUND B), L.P.
                                    INSIGHT VENTURE PARTNERS IV
                                    (CO-INVESTORS), L.P.
                                    By:  Insight Venture Associates IV, L.L.C.,
                                    the general partner of each of the foregoing
                                    limited partnerships


                                    By:  _______________________________________
                                         Name:
                                         Title:

                  IN WITNESS WHEREOF, each of the undersigned has duly executed this Securities Purchase Agreement as of the date first written above.

                                    SKP INVESTMENTS LLC

                                    By:  _______________________________________
                                         Name:
                                         Title:

                  IN WITNESS WHEREOF, each of the undersigned has duly executed this Securities Purchase Agreement as of the date first written above.

                                    THK PRIVATE EQUITIES

                                    By:  _______________________________________
                                         Name:  Theodore H. Kruttschnitt
                                         Title:  Principal

                  IN WITNESS WHEREOF, each of the undersigned has duly executed this Securities Purchase Agreement as of the date first written above.

                                    DOBKIN FAMILY FOUNDATION

                                    By:  _______________________________________
                                         Name:  Eric Dobkin
                                         Title:  Trustee

                  IN WITNESS WHEREOF, each of the undersigned has duly executed this Securities Purchase Agreement as of the date first written above.

                                    BOSTON PIPES, LLC

                                    By:  _______________________________________
                                         Name:
                                         Title:

                  IN WITNESS WHEREOF, each of the undersigned has duly executed this Securities Purchase Agreement as of the date first written above.

                                    ____________________________________________
                                    STEVE FRIEDMAN

                                    EXHIBIT A

                                  Form of Notes

                                    EXHIBIT B

                                   Form of CVR

                                    EXHIBIT C

                           Form of Security Agreement

                                    EXHIBIT D

                            Form of Subordination and
                           Collateral Agency Agreement

                                    EXHIBIT E

                         Form of Subordination Agreement

                                    EXHIBIT F

                          Form of Bingham Dana Opinion

                                    EXHIBIT G

                            Form of New SVB Facility

                                    EXHIBIT H

                              Capitalization Table

                                   SCHEDULE I

PURCHASERS                                            INTERNAL ALLOCATION            PERCENTAGE            COMMITTED AMOUNT
----------                                            -------------------            ----------            ----------------
Insight Venture Partners IV, L.P.                               76.666130%                                      [__________]
Insight Venture Partners
      (Cayman) IV, L.P.                                         10.537455%                                      [__________]
Insight Venture Partners IV
      (Fund B), L.P.                                             0.660033%                                      [__________]
Insight Venture Partners IV
      (Co-Investors), L.P.                                      12.136382%                                      [__________]
680 Fifth Avenue, 8th Floor                           Total    100.000000%                                      [__________]
New York, N.Y. 10019
Attention:  Deven Parekh
Telephone:  (212) 230-9200
Telecopy:  (212) 230-9272


with a copy to:

O'Sullivan LLP
30 Rockefeller Plaza
New York, NY  10112
Attention:  Ilan S. Nissan, Esq.

SKP Investments LLC                                                                                             [__________]
50 York Road
Wayland MA 01778

THK Private Equities                                                                                            [__________]
c/o Theodore H. Kruttschnitt
1730 So. El Camino Real, Suite 400
San Mateo, CA  94402

Boston Pipes, LLC                                                                                               [__________]
2373 Broadway, Suite 1208
New York, NY  10024

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY  10036
Attention:  Adam J. Kansler

Steve Friedman                                                                                                  [__________]
9625 Snake River Drive
Jackson, WY  83001
(307) 734-0186

Dobkin Family Foundation                                                                                        [__________]
160 Old Church Lane
Pound Ridge, NY  10576
(914) 764-0944

                                  Schedule 4.2

                                  Schedule 4.6

                                  Schedule 4.8A

                                  Schedule 4.8B

                                  Schedule 4.9

                                  Schedule 4.10

                                  Schedule 4.11

                                  Schedule 4.13

                                  Schedule 6.3